NOTICE OF GRANT OF PERFORMANCE STOCK UNIT AWARD
UNDER TERMS AND CONDITIONS OF 2008 PERFORMANCE INCENTIVE PLAN

Name of Grantee:	James J. Peterson
Total Number of Stock Units Subject to this Grant:	1,000,000
Date of Grant	July 26, 2016
This Notice evidences that you have been granted an award of stock units (the “Stock Units”) of Microsemi Corporation (the “Corporation”) as to the total number set forth above. Between zero percent (0%) and one hundred percent (100%) of the total number of Stock Units will vest and become nonforfeitable in accordance with the performance-based vesting requirements set forth in the Terms (as defined below).
By your acceptance of the award, you agree that the award of Stock Units is granted under and governed by the terms and conditions of the Corporation's 2008 Performance Incentive Plan (as amended from time to time, the “Plan”) and the Terms and Conditions of Performance Stock Unit Award (the “Terms”), which are attached and incorporated herein by this reference. This Notice of Grant of Performance Stock Unit Award, together with the Terms, is referred to as the “Agreement” applicable to your award. The award has been granted to you in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to you. Capitalized terms are defined in the Plan if not defined herein or in the Terms. The Plan, the Terms, the Prospectus for the Plan and Prospectus Supplement with respect to Stock Unit awards under the Plan are available by calling the Corporation at (949) 380-6100.

By accepting this award, you agree to execute any documents and take such further actions that the Corporation may reasonably request in order to establish and/or maintain a brokerage account to hold the shares subject to this grant. You also agree that your default election to settle your tax withholding obligation is to have the Corporation withhold a portion of the shares covered by this award as provided in Section 9 of the Terms. You may change your default election during any period that you are not in blackout by notifying the Corporation and making alternative arrangements acceptable to the Corporation to provide for tax withholding as described in Section 9.

MICROSEMI CORPORATION		ACCEPTED AND AGREED BY GRANTEE
By:	/s/ John W. Hohener	By:	/s/ James J. Peterson
Name:	John W. Hohener	Name:	James J. Peterson
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

___________________________________________
1 Subject to adjustment under Section 7.1 of the Plan.

MICROSEMI CORPORATION
2008 PERFORMANCE INCENTIVE PLAN
TERMS AND CONDITIONS OF PERFORMANCE STOCK UNIT AWARD

1.	General.
These Terms and Conditions of Performance Stock Unit Award (these “Terms”) apply to a particular grant of stock units under the Plan (the “Award”) if incorporated by reference in the Notice of Grant of Performance Stock Unit Award (the “Grant Notice”) corresponding to that particular grant. The recipient of the Award identified in the Grant Notice is referred to as the “Grantee.” The effective date of grant of the Award as set forth in the Grant Notice is referred to as the “Award Date.” The number of stock units covered by the Award is subject to adjustment under Section 7.1 of the Plan.
The Award was granted under and subject to the Microsemi Corporation 2008 Performance Incentive Plan (the “Plan”). Capitalized terms are defined in the Plan if not defined herein. The Award has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. The Grant Notice and these Terms are collectively referred to as the “Agreement” applicable to the Award.
As used in the Agreement, the term “stock unit” means a non-voting unit of measurement which is deemed for bookkeeping purposes to be the equivalent to one outstanding share of the Corporation’s Common Stock solely for purposes of the Plan and this Agreement. The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Grantee if such Stock Units vest pursuant to Section 2 of the Terms. The Stock Units shall not be treated as property or as a trust fund of any kind.

2.	Vesting.
The Award is subject to the vesting terms and conditions set forth in Exhibit A hereto, incorporated herein by this reference. References to this Section 2 include Exhibit A.

3.	Effect of Termination of Employment or Services.
If the Grantee ceases to be employed by or ceases to provide services to the Corporation or one of its Subsidiaries (the date of such termination of employment or services is referred to as the Grantee’s “Severance Date”), the Grantee’s Stock Units shall terminate as of the Severance Date to the extent such units have not become vested pursuant to Section 2 hereof as of the Severance Date (regardless of the reason for such termination of employment or services, whether with or without cause, voluntarily or involuntarily). For purposes of clarity, such termination shall be after giving effect to any accelerated vesting that may be required pursuant to Exhibit A on the Severance Date if the Severance Date is also an Acceleration Event (as defined in Exhibit A).
If any unvested Stock Units are terminated pursuant to this Agreement (whether pursuant to the foregoing provisions of this Section 3 or pursuant to Section 8.2), such Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Grantee, or the Grantee’s beneficiary or personal representative, as the case may be.

4.	Continuance of Employment/Service Required; No Employment Commitment.
Except as expressly provided in Exhibit A if the Severance Date is also an Acceleration Event, the vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement. Except as expressly provided in Exhibit A if the Severance Date is also an Acceleration Event, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 3 above or under the Plan.
Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the Grantee’s status as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or services, or affects the right of the Corporation or any Subsidiary to increase or decrease the Grantee’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Grantee without his consent thereto.

5.	Timing and Manner of Payment of Stock Units.
On or as soon as administratively practical (and in all events not later than two and one-half months) following the date on which any Stock Units subject to this Award vest in accordance with this Agreement, the Corporation shall deliver to the Grantee a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal (subject to adjustment pursuant to Section 7.1 of the Plan) to the number of Stock Units subject to this Award that vested on that vesting date.
The Corporation’s obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Stock Units is subject to the condition precedent that the Grantee or other person entitled under the Plan to receive any shares with respect to the vested Stock Units deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The Grantee shall have no further rights with respect to any Stock Units that are so paid or that terminate pursuant to the terms hereof.

6.	Dividend and Voting Rights.
6.1    Limitations on Rights Associated with Units. The Grantee shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 6.2 with respect to Dividend Equivalent Rights) and no voting rights, with respect to the Stock Units and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Grantee. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate.
6.2    Dividend Equivalent Rights Distributions. As of any date that the Corporation pays an ordinary cash dividend on its Common Stock, the Corporation shall credit the Grantee with an additional number of Stock Units equal to (i) the per share cash dividend paid by the

Corporation on its Common Stock on such date, multiplied by (ii) the total number of Stock Units (including any dividend equivalents previously credited hereunder) (with such total number adjusted pursuant to Section 7.1 of the Plan) subject to the Award as of the related dividend payment record date, divided by (iii) the fair market value of a share of Common Stock on the date of payment of such dividend (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan). Any Stock Units credited pursuant to the foregoing provisions of this Section 6.2 shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate. No crediting of Stock Units shall be made pursuant to this Section 6.2 with respect to any Stock Units which, as of such record date, have either been paid pursuant to Section 5 or terminated pursuant to the terms hereof.

7.	Non-Transferability.
Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

8.	Adjustments; Early Termination; Change in Control.
8.1    Adjustments. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in accordance with such section in the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited pursuant to Section 6.2. For purposes of clarity, Section A.5 of Exhibit A controls as to any adjustment of the performance goals, criteria or metrics set forth in Exhibit A.
8.2    Early Termination. On the first to occur of the last day of the Performance Period (as defined in Exhibit A) or the occurrence of a Sale of the Company (as defined in Exhibit A), the Grantee’s Stock Units shall terminate to the extent such units have not become vested pursuant to Section 2 or Exhibit A hereof as of that event (after giving effect to such vesting, if any, as may be triggered by such event pursuant to Exhibit A). The accelerated vesting provisions of Section 7.2 of the Plan shall not apply to the Grantee’s Stock Units in connection with a Sale of the Company.
8.3    Change in Control. Notwithstanding anything to the contrary set forth in the Grantee’s Amended and Restated Agreement with the Corporation, dated as of March 19, 2009 (the “CIC Agreement”), the Stock Units are not and shall not be subject to accelerated vesting in any circumstances pursuant to the CIC Agreement and whether (and the extent to which) the Stock Units vest in any circumstances shall be determined only pursuant to this Agreement.

9.	Tax Withholding.
The Corporation shall reasonably determine the amount of any federal, state, local or other income, employment, or other taxes which the Corporation or any of its Subsidiaries may reasonably be obligated to withhold with respect to the grant, vesting or other event with respect to the Stock Units. The Grantee shall be solely responsible for the satisfaction of such withholding requirements. If such withholding event occurs in connection with the distribution of shares of Common Stock in respect of the Stock Units and subject to compliance with all applicable laws, the Corporation shall automatically withhold and reacquire the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution at the minimum applicable withholding rates; provided, however, that the Grantee may elect in advance, in accordance with such procedures as the Corporation may implement and subject to all applicable laws and Corporation policies (including insider-trading policies), to make alternative arrangements to provide for such withholding (which may include provision for a cash payment to the Corporation for the amount of such withholding obligations or a “sell-to-cover” arrangement with a broker to provide for the market sale of such shares to cover such withholding amount). The Grantee shall execute such documents as may reasonably be requested by the Corporation or the broker, as applicable, in order to implement such transactions and shall otherwise comply with the administrative rules and procedures established by the Corporation with respect to such transactions. If, however, any withholding event occurs with respect to the Stock Units other than in connection with the distribution of shares of Common Stock in respect of the Stock Units, or if the Corporation cannot legally satisfy such withholding obligations by such withholding and reacquisition of shares as described above, the Corporation shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee the amount of any such withholding obligations.

10.	Notices.
Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Grantee at the Grantee’s last address reflected on the Corporation’s employment records. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government or a courier of internationally recognized prominence. Any such notice shall be given only when received, but if the Grantee is no longer an Eligible Person, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 10.

11.	Plan.
The Award and all rights of the Grantee under this Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. The Grantee agrees to be bound by the terms of the Plan and this Agreement. The Grantee acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

12.	Entire Agreement.
This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan may be amended pursuant to Section 8.6 of the Plan. This Agreement may be amended by the Administrator from time to time. Any such amendment must be in writing and signed by the Corporation. Any such amendment that materially and adversely affects the Grantee’s rights under this Agreement requires the consent of the Grantee in order to be effective with respect to the Award. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

13.	Limitation on Grantee’s Rights.
Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Grantee shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Stock Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to Stock Units, as and when payable hereunder.

14.	Counterparts.
This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.	Section Headings.
The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

16.	Governing Law.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

17.	Construction.
It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with the foregoing intents.

18.	Clawback Policy.
The Stock Units are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Stock Units or any shares of Common Stock or other cash or property received with respect to the Stock Units (including any value received from a disposition of the shares acquired upon payment of the Stock Units).
* * * * *

EXHIBIT A
VESTING TERMS AND CONDITIONS
A.1.    Vesting in General
Subject to Sections 3 and 8.2 of the Terms, the percentage of the Total Number of Stock Units (as set forth in the Grant Notice) subject to the Award that vest will range from zero percent (0%) to one hundred percent (100%) and will be determined as follows:

(A)
twenty-five percent (25%) of the Total Number of Stock Units subject to the Award will vest on the first to occur of (1) on the first (if any) Trading Day (as defined below) during the Performance Period on which the Closing Price (as defined below) has equaled or exceeded Fifty Dollars ($50.00) for each Trading Day (including such date) in a period of not less than twenty (20) consecutive Trading Days, or (2) on the date of a Sale of the Company (as defined below) if a Sale of the Company occurs during the Performance Period and the Sale Price Per Share (as defined below) equals or exceeds Fifty Dollars ($50.00);

(B)
fifty percent (50%) of the Total Number of Stock Units subject to the Award will vest on the first to occur of (1) on the first (if any) Trading Day during the Performance Period on which the Closing Price has equaled or exceeded Sixty Dollars ($60.00) for each Trading Day (including such date) in a period of not less than twenty (20) consecutive Trading Days, or (2) on the date of a Sale of the Company if a Sale of the Company occurs during the Performance Period and the Sale Price Per Share equals or exceeds Sixty Dollars ($60.00); and

(C)
twenty-five percent (25%) of the Total Number of Stock Units subject to the Award will vest on the first to occur of (1) on the first (if any) Trading Day during the Performance Period on which the Closing Price has equaled or exceeded Seventy Dollars ($70.00) for each Trading Day (including such date) in a period of not less than twenty (20) consecutive Trading Days, or (2) on the date of a Sale of the Company if a Sale of the Company occurs during the Performance Period and the Sale Price Per Share equals or exceeds Seventy Dollars ($70.00).

A.2.    Potential Accelerated Vesting
Subject to Sections 3 and 8.2 of the Terms, if an Acceleration Event occurs on or before the first anniversary of the Award Date and less than 160,000 Stock Units subject to the Award have otherwise vested on or before that date, then a number of Stock Units subject to the Award will vest on (or, as necessary to give effect to the acceleration, immediately prior to) the Acceleration Event equal to (1) 160,000 Stock Units, less (2) the total number of Stock Units subject to the Award that otherwise vest or vested on or before that date.
Subject to Sections 3 and 8.2 of the Terms and further subject to the immediately following paragraph, if an Acceleration Event occurs during the Performance Period but after the first anniversary of the Award Date, and less than 320,000 Stock Units subject to the Award have otherwise vested on or before the date of that Acceleration Event, then a number of Stock Units subject to the Award will vest on (or, as necessary to give effect to the acceleration, immediately prior to) the date of the Acceleration Event equal to (1) 320,000 Stock Units, less (2) the total number of Stock Units subject to the Award that otherwise vest or vested on or before that date.
This paragraph applies, and not the immediately preceding paragraph, if an Acceleration Event occurs during the Performance Period but after the first anniversary of the Award Date and either: (A) as to an Acceleration Event other than a Sale of the Company, on the date of such Acceleration Event (or, if the date of such Acceleration Event is not a Trading Day, as of the last Trading Day immediately preceding the date of such Acceleration Event), the average of the Closing Prices for the Trading Days in the period of twenty (20) consecutive Trading Days ending with such date equals or exceeds Fifty Dollars ($50.00); or (b) if the Acceleration Event is triggered by a Sale of the Company, the Sale Price Per Share equals or exceeds Fifty Dollars ($50.00). If this paragraph applies as provided in the preceding sentence then, subject to Sections 3 and 8.2 of the Terms, and less than 500,000 Stock Units subject to the Award have otherwise vested on or before the date of that Acceleration Event, then a number of Stock Units subject to the Award will vest on (or, as necessary to give effect to the acceleration, immediately prior to) the date of the Acceleration Event equal to (1) 500,000 Stock Units, less (2) the total number of Stock Units subject to the Award that otherwise vest or vested on or before that date.
A.3.    Other Vesting Provisions
Notwithstanding anything to the contrary, no Stock Unit shall vest if the Stock Unit has terminated pursuant to the Terms. There will be no pro-rated vesting for performance between any of the applicable levels set forth in Sections A.1 and A.2. For clarity, more than one of the three separate vesting events ((A), (B) and (C)) set forth in Section A.1 may be satisfied on any one day or in connection with any one particular event. However, once any such requirement ((A), (B) or (C)) has been satisfied, no subsequent event may result in additional vesting pursuant to that same requirement.
If any Stock Units vest pursuant to Section A.2 and the Award remains outstanding and eligible to vest after the Acceleration Event (i.e., if the Acceleration Event is triggered by a Change in Control Event that is not a Sale of the Company and the Award continues in accordance with its terms), the number of any Stock Units subject to the Award that would otherwise vest pursuant to Section A.1 after the Acceleration Event will be reduced (on a one-for-one basis, with the Stock Units vesting first after the Acceleration Event being reduced first) by the number of Stock Units that vested pursuant to Section A.2. If multiple Acceleration Events occur on or before the first anniversary of the Award Date, only the first such Acceleration Event to occur shall be taken into consideration for purposes of Section A.2. Similarly, if multiple Acceleration Events occur after the first anniversary of the Award Date, only the first such Acceleration Event to occur shall be taken into consideration for purposes of Section A.2.
A.4.    Defined Terms
For purposes of the Award, the following definitions will apply:
“Acceleration Event” means the occurrence of either:

(1)	a Change in Control Event; or

(2)
the Grantee’s Severance Date if such Severance Date is the result of (i) the Grantee’s death or Disability while employed by the Corporation or one of its Subsidiaries, (ii) a termination of employment by the Grantee for Good Reason (as defined below), or (iii) a termination of the Grantee’s employment by the Corporation or one of its Subsidiaries other than for Cause (as defined below).

“Cause” means that the Board, based on the information available to it, reasonably determines that any of the following events or contingencies exists or has occurred:

(1)	the Grantee is convicted of, or pleads guilty or nolo contendre to, a felony (whether or not involving the Corporation or any of its affiliates); or

(2)	the Grantee has committed or engaged in fraud or other acts of willful misconduct involving the Corporation or any of its affiliates; or

(3)	the Grantee willfully and repeatedly fails or refuses to perform his duties to the Corporation and its affiliates; or

(4)	the willful and material violation by the Grantee of any written rule, regulation or policy of the Corporation.
However, no act or failure to act, on the Grantee’s part shall be considered “willful” unless done, or omitted to be done, by the Grantee not in good faith and without reasonable belief that the Grantee’s action or omission was in the best interest of the Corporation, and in the case of clauses (1) through (4) of the foregoing definition, there shall be no determination of Cause hereunder unless the Grantee shall have received written notice from the Board stating the nature of the act or omission asserted to constitute Cause and affording the Grantee at least ten (10) days to correct such act or omission.
“Change in Control Event” means a “change in the ownership” of the Corporation, a “change in effective control” of the Corporation, or a “change in the ownership of a substantial portion of the assets” of the Corporation, within the meaning of Section 409A of the Code.
“Closing Price” means the sum of (1) the closing price (in regular trading) for a share of Common Stock on the Principal Exchange on the relevant date, plus (2) the per share amount of any dividends or other distributions paid by the Corporation on its Common Stock as to which the related ex-dividend date (or similar date in the case of a distribution other than a dividend) occurs on or after the Award Date and on or before such date. Any non-cash distributions shall be ascribed such dollar value as may be determined by or at the direction of the Administrator.
“Disability” has the meaning given to such term in Treas. Reg. Section 1.409A-3(i)(4).
“Good Reason” means a termination of employment with the Corporation or one of its Subsidiaries by the Grantee after the occurrence of any of the following without the Grantee’s consent:

(1)	a material diminution by the Corporation or one of its Subsidiaries in the Grantee’s rate of base salary; or

(2)	a material diminution by the Corporation or one of its Subsidiaries in the Grantee’s authority, duties, or responsibilities; or

(3)	the Corporation requires the Grantee to report to anyone other than the Board; or

(4)
a material change by the Corporation or one of its Subsidiaries in the geographic location of the Grantee’s principal office with the Corporation (for this purpose, in no event shall a relocation of such office to a new location in Orange County, California constitute a “material change”);

provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Grantee provides written notice to the Board of the condition claimed to constitute Good Reason within sixty (60) days of the initial existence of such condition(s), and (y) the Corporation fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Grantee’s employment with the Corporation shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and eighty (180) days following the initial existence of the condition claimed to constitute Good Reason.
“Performance Period” means the period of time commencing on the Award Date and ending with (and including) the fifth anniversary of the Award Date.
“Principal Exchange” means the principal exchange on which the Common Stock is traded at the relevant time.
“Sale of the Company” means a Change in Control Event in connection with which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock.
“Sale Price per Share” means the sum of (1) the value of the consideration to be received for each share of Common Stock transferred or sold, as the case may be, in the Sale of the Company, plus (2) the per share amount of any dividends or other distributions paid by the Corporation on its Common Stock as to which the related ex-dividend date (or similar date in the case of a distribution other than a dividend) occurs on or after the Award Date and on or before such Sale of the Company. Any non-cash consideration or distributions shall be ascribed such dollar value as may be determined by or at the direction of the Administrator.
“Trading Day” means a day on which the Principal Exchange is open for trading.
A.5.    Adjustments
For purposes of the Award, the Administrator shall adjust the dollar amounts and numbers of Stock Units set forth in this Exhibit A to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits (1) to reflect any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, and (2) to eliminate (to the extent necessary and without duplication) the impact of any stock splits, reverse stock splits, and stock dividends. The Administrator’s determination of whether and the extent to which the Award has vested and whether, and the extent to which, any such adjustment is necessary shall be final and binding.